EXHIBIT 4.1

DESCRIPTION OF THE REGISTRANT’S SECURITIES REGISTERED PURSUANT TO SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934

Dolphin Entertainment, Inc. (the “Company”) has two classes of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended: the Company’s common stock, par value $0.0001 per share (the “Common Stock”) and certain warrants to purchase shares of Common Stock (the “Warrants”).

Description of Common Stock

The following description of our common stock is based upon our amended and restated articles of incorporation, as amended, our bylaws and applicable provisions of law, in each case as currently in effect. This discussion does not purport to be complete and is qualified in its entirety by reference to our amended and restated articles of incorporation, as amended, and our bylaws, copies of which are filed as exhibits to the Annual Report on From 10-K to which this description is an exhibit.

Authorized Shares

We are authorized to issue 200,000,000 shares of common stock, par value $0.015 per share.

Common Stock

The holders of our Common Stock are generally entitled to one vote for each share held on all matters submitted to a vote of the shareholders and do not have any cumulative voting rights. Unless otherwise required by Florida law, once a quorum is present, matters presented to shareholders, except for the election of directors, will be approved by a majority of the votes cast. The election of directors is determined by a plurality of the votes cast.

Holders of our Common Stock are entitled to receive dividends if, as and when declared by the Board out of funds legally available for that purpose, subject to preferences that may apply to any preferred stock that we issue. In the event of our dissolution or liquidation, after satisfaction of all our debts and liabilities and distributions to the holders of any preferred stock that we issued, or may issue in the future, of amounts to which they are preferentially entitled, the holders of Common Stock will be entitled to share ratably in the distribution of assets to the shareholders.

There are no cumulative, subscription or preemptive rights to subscribe for any additional securities which we may issue, and there are no redemption provisions, conversion provisions or sinking fund provisions applicable to the Common Stock. The rights of holders of Common Stock are subject to the rights, privileges, preferences and priorities of any class or series of preferred stock.

Our amended and restated articles of incorporation, as amended and bylaws do not restrict the ability of a holder of our Common Stock to transfer his or her shares of our Common Stock.

All shares of our Common Stock will, when issued, be duly authorized, fully paid and nonassessable. The shares to be issued by us in this offering, and the shares to be issued by us upon exercise of the warrants to be issued in this offering in accordance with the terms of the warrants, will be when issued and paid for, validly issued, fully paid and nonassessable.

Warrants

The warrants were issued in registered form under a warrant agreement between us and our warrant agent. The material provisions of the warrants are set forth herein but are only a summary and are qualified in their entirety by the provisions of the warrant agreement that has been filed as an exhibit to the Annual Report on From 10-K to which this description is an exhibit.

Each whole warrant entitles the purchaser to purchase one share of our common stock at a price equal to $4.74 per share at any time for up to three years after the date of the closing of this offering. There are currently 1,390,750 warrants outstanding.

The holder of a warrant will not be deemed a holder of our underlying common stock until the warrant is exercised. No fractional shares will be issued. If a holder would otherwise be entitled to receive a fractional share, the company will pay cash equal to the product of the fraction multiplied by the exercise price in lieu of issuing a fractional share.

Subject to certain limitations as described below the warrants are immediately exercisable and expire on the third anniversary of the date of issuance. Subject to limited exceptions, a holder of warrants will not have the right to exercise any portion of its warrants if the holder, together with its affiliates, would beneficially own in excess of 9.99% of the number of shares of our common stock outstanding immediately after giving effect to the exercise. In addition, a holder may elect to not have the right to exercise any portion its warrants if the holder would beneficially own more than 4.99% of the number of shares of our common stock outstanding immediately after giving effect to the exercise, except that upon at least 61 days’ prior notice from the holder to us, the holder may increase the amount of ownership of outstanding stock after exercising the holder’s warrants up to 9.99% of the number of shares of our common stock outstanding immediately after giving effect to the exercise.

The exercise price and the number of shares issuable upon exercise of the warrants is subject to appropriate adjustment in the event of recapitalization events, stock dividends, stock splits, stock combinations, reclassifications, reorganizations or similar events affecting our common stock, and also upon any distributions of assets, including cash, stock or other property to our shareholders. The warrant holders must pay the exercise price in cash upon exercise of the warrants, unless such warrant holders are utilizing the cashless exercise provision of the warrants. After the close of business on the expiration date, unexercised warrants will become void.

In addition, in the event we consummate a merger or consolidation with or into another person, or we sell, lease, license, assign, transfer, convey or otherwise dispose of all or substantially all of our assets, or we or another person acquire 50% or more of our outstanding shares of common stock, or other reorganization event in which shares of our common stock are converted or exchanged for securities, cash or other property, or another person acquires 50% of our outstanding common stock through a share purchase or other business combination, then following such event, the holders of the warrants will be entitled to receive upon exercise of the warrants the same kind and amount of securities, cash or property which the holders would have received had they exercised the warrants immediately prior to such fundamental transaction. Any successor to us or surviving entity shall assume the obligations under the warrants. In addition, as further described in the form of warrant filed as an exhibit to the Annual Report on From 10-K to which this description is an exhibit, in the event of any fundamental transaction completed for cash, or a going private transaction under Rule 13e-3 of the Exchange Act, or involving a person not trading on a national securities exchange, the holders of the warrants will have the right to require us to purchase the warrants for an amount in cash that is determined in accordance with a formula set forth in the warrants.

Upon the holder’s exercise of a warrant, we will issue the shares of common stock issuable upon exercise of the warrant within three business days following our receipt of notice of exercise.

Prior to the exercise of any warrants to purchase common stock, holders of the warrants will not have any of the rights of holders of the common stock purchasable upon exercise, including the right to vote or to receive any payments of dividends on the common stock purchasable upon exercise.

Warrant holders may exercise warrants only if the issuance of the shares of common stock upon exercise of the warrants is covered by an effective registration statement, or an exemption from registration is available under the Securities Act of 1933, as amended, or the Securities Act, and the securities laws of the state in which the holder resides. The warrant holders must pay the exercise price in cash upon exercise of the warrants unless there is not an effective registration statement or, if required, there is not an effective state law registration or exemption covering the issuance of the shares underlying the warrants (in which case, the warrants may only be exercised via a “cashless” exercise provision).

Anti-takeover Effects of our Articles of Incorporation

Our amended and restated articles of incorporation, as amended provide that our Board may provide further issuances of preferred stock, in one or more series, to establish the number of shares to be included in each series, to fix the designation, rights, preferences, privileges and restrictions of the shares of each series and to increase or decrease the number of shares of any series of preferred stock, all without any further vote or action by our shareholders. The existence of authorized but unissued and unreserved preferred stock may enable our Board to issue shares to persons friendly to current management, which could render more difficult or discourage an attempt to obtain control of our company by means of a proxy contest, tender offer, merger or otherwise, and thereby protect the continuity of our management.

Indemnification

Both our Articles of Incorporation and Bylaws provide for indemnification of our directors and officers to the fullest extent permitted by the Florida Business Corporation Act.

Listing

Our shares of common stock are currently quoted on the The Nasdaq Capital Market. The symbol for our common stock is “DLPN”. Our warrants are currently quoted on The Nasdaq Capital Market under the symbol “DLPNW”.

Transfer Agent

 The transfer agent and registrar for our common stock is Nevada Agency and Transfer Company.

Warrant Agent

The warrant agent for the warrants is Nevada Agency and Transfer Company.

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